EXHIBIT 99.4
DYNTEK, INC.
WARRANT AMENDMENT AGREEMENT
     This Warrant Amendment Agreement (this “Warrant Amendment”) is entered into as of January 10, 2008, by and among DynTek, Inc., a Delaware corporation (the “Company”), and Lloyd I. Miller, III (the “Holder”).
RECITALS
     WHEREAS, pursuant to the terms of that certain Note Purchase Agreement, dated as of March 8, 2006, as amended (as so amended, the “Purchase Agreement”), the Company issued to the Holder a warrant for the purchase of up to that number of shares of Common Stock of the Company equal to 15.81% of the shares of capital stock of the Company outstanding at the time of exercise, calculated on a fully diluted basis, with an exercise price of $0.001 per share (the “Warrant”);
     WHEREAS, concurrently with the execution of this Warrant Amendment, the Company is entering into a First Amendment to Junior Secured Convertible Note Purchase Agreement and Security and Pledge Agreement with Trust A-4 – Lloyd I. Miller pursuant to which the Company shall issue and sell to Trust A-4 an additional junior secured convertible promissory note in the initial principal amount of $1,800,000 (the “New Debt Financing”);
     WHEREAS, the Company and the Holder desire to amend the Warrant by amending the number of shares issuable upon exercise thereof, such that the number of shares of Common Stock of the Company issuable upon exercise of the Warrant shall be equal to 15.81% of the shares of capital stock of the Company outstanding immediately following the consummation of the New Debt Financing, calculated on a fully diluted basis;
     WHEREAS, the number of shares of capital stock of the Company outstanding immediately following the consummation of the New Debt Financing, calculated on a fully diluted basis, equals 342,705,100; and
     WHEREAS, the number of shares of Common Stock of the Company issuable upon exercise of the Warrant shall equal 54,205,392, subject to further adjustment as set forth in the Warrant.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises of the parties, the parties agree as follows:
     1. Amendment.
          1.1 The first paragraph of the Warrant is hereby amended in its entirety to read as follows:
     “This is to certify that, in exchange for the Warrantholder’s commitment to purchase one or more of the Company’s Senior Secured Promissory Notes, due March 1, 2010, in the original aggregate principal amount of $5,300,000, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth below, the Warrantholder is entitled to purchase, and the Company promises and agrees to sell and issue to the Warrantholder, at any time on or after March 8, 2006 (the “Effective Date”), pursuant to Section 2 hereof, up to 54,205,392 shares of Common Stock of the Company, subject to further adjustment as set forth herein.”
          1.2 Section 3(a) of the Warrant is hereby amended in its entirety to read as follows:
     “(a) If the Company at any time or from time to time after the date of this Warrant effects a subdivision of shares of its Common Stock, the number of shares of Common Stock issuable to Warrantholder immediately before that subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time after the date of this Warrant combines shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable to Warrantholder immediately before the combination shall be proportionately decreased. Any adjustment under this clause (a) shall become effective at the close of business on the date the subdivision or combination becomes effective. The number of shares of Common Stock issuable to Warrantholder, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a). Notwithstanding the fact that the Company may divide its Common Stock into a greater number of shares or combine its Common Stock into a small number of shares, in no event shall the Exercise Price be increased as a result of such action with respect to the Common Stock of the Company.”
          1.3 Section 4 of the Warrant is hereby amended in its entirety to read as follows:
     “4. Registration. Warrantholder shall have the registration rights as set forth in that certain Registration Rights Agreement, dated as of the date of the Warrant Amendment, by and among, the Company and the investors named on the signature pages thereto.”
     2. Effect of Amendment. Except as herein amended, the Warrant shall in all other respects remain unchanged and shall remain in full force and effect following the effectiveness of this Warrant Amendment.
     3. Representations. The Company hereby represents and warrants as of the date hereof that (i) it has full power and authority to enter into this Warrant Amendment; (ii) this Warrant Amendment has been duly authorized, is valid and enforceable against it, and is not in contravention of any law, order or agreement by which it is bound; and (iii) the authorized capital stock of the Company consists of 450,000,000 shares of Common Stock, of which 58,234,989 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. The number of shares of Common Stock outstanding immediately following the consummation of the New Debt Financing, calculated on a fully diluted basis, equals 342,705,100.
     4. Counterparts. This Warrant Amendment may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

     5. Entire Agreement. This Warrant Amendment, the Warrant, the exhibits and schedules thereto and the Registration Rights Agreement executed in connection herewith and therewith represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no oral agreements between the parties.
     6. Governing Law. This Warrant Amendment will be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
     7. Survivial. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Warrant Amendment.
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     IN WITNESS WHEREOF, the undersigned have caused this Warrant Amendment to be duly executed and delivered as of the date first set forth above.

THE COMPANY: DYNTEK, INC.
By:
Casper W. Zublin, Jr.
Chief Executive Officer

HOLDER:

LLOYD I. MILLER, III

By:	Lloyd I. Miller, III

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